UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐ Soliciting Material Pursuant to Section 240.14a-12

MOTIENT CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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On July 6, 2006, Motient Corporation mailed the following letter to its stockholders:

July 6, 2006

Dear Fellow Shareholder:

The important Annual Meeting of Motient shareholders is fast approaching. As you are most likely aware, a group of funds controlled by James Dondero have been soliciting your proxy to replace the board of Motient with their hand-picked slate of directors. Your Board of Directors unanimously opposes Mr. Dondero’s efforts as counter to your best interests—we urge you to simply disregard any Gold proxy card he may send you. Protect your investment by signing, dating and returning the WHITE proxy card TODAY. Remember, only your latest-dated proxy card counts.

We have previously detailed the clear path to value we believe we have created for shareholders, our strategic plan for the future, and the reasons why we believe election of the Board’s nominees is critical to preserving and enhancing the value of your investment. Each of the Board’s nominees brings significant experience and depth of knowledge in the telecommunications industry. Furthermore, the nominees were selected based on extensive conversations with our shareholders, and we believe they are best positioned to represent your interests.

DO NOT BE MISLED—ASK FOR THE FACTS!

We believe you should be alarmed by what appears to us to be many inconsistencies and omissions of fact in Mr. Dondero’s and Highland’s communications over the last six months. We urge you to consider carefully why he has chosen to leave out certain facts. For example:

  Highland has criticized numerous transactions undertaken by Motient while Mr. Dondero was a member of the Board (including private placements of common and preferred stock and its engagements of CTA and Tejas Securities, among others). However, it was only in its recent June 2006 proxy statement that Highland finally revealed that Mr. Dondero himself approved most of these transactions.

  Motient’s management has been in the process of deconstructing its legacy terrestrial DataTac network since 2004. As a result, revenues have declined, as expected. More importantly this has resulted in costs declining even faster. Mr. Dondero has not been forthright in telling you that he was on the board when these plans, which contemplated revenue declines, were approved, and never objected to them.

  Mr. Dondero neglects to make clear that Motient has filed all of its SEC periodic reports for the last two years within the extended time period allowed by the SEC, and is therefore current and timely in its SEC filings. Additionally, it is Motient’s current management that is responsible for bringing Motient into reporting compliance after it had fallen materially behind under prior management and while Mr. Dondero served on Motient’s Board.

While these are just a few examples, we encourage all shareholders to carefully consider what you have been told--and what you have not been told--by Mr. Dondero and his Highland funds.  Ask yourself whether you will be given all the facts should his slate take control of your board. We urge you to act now to protect the value of your investment, by signing, dating and returning the enclosed WHITE proxy card today.

On behalf of all the members of the Motient team, thank you for your support. We look forward to continuing to communicate with you in the coming weeks.

Very truly yours,

Christopher Downie
Executive Vice President
Chief Operating Officer

TIME IS SHORT, AND YOUR VOTE IMPORTANT!

Please sign, date and return the WHITE proxy card today.
If you have any questions, or need assistance in the last-minute voting of your shares, please contact one of the firms assisting us in the solicitation of proxies:

INNISFREE M& A INCORPORATED Toll-free at 1-877-750-9496 Banks and Brokers call collect at 212-750-5833	D.F.KING & CO., INC. Toll-free at 800-735-3591 Banks and brokers call collect at 212-269-5550